U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or

               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

    Mills                             R.                   C.
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   (Last)                           (First)             (Middle)

                                 P.O. Box 40466
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                                    (Street)

  Jacksonville                      Florida            32203-0466
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

                       Jacksonville Bancorp, Inc. (JAXB)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

                                  December 2001
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5.   If Amendment, Date of Original (Month/Year)

                                      N/A
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)


                             Chairman of the Board
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7.   Individual of Joint/Group Filing


     [X]  Form filed by one Reporting Person

     [ ]  Form filed by more than one Reporting Person

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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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


                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
                             (mm/dd/yy)     Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock                  12/12/01                P      1,500        A     8.60                    D
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Common Stock                  12/13/01                P      1,250        A     9.37     51,750         D
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

*   If the Form is filed by more  than one  Reporting  Person,  see  Instruction
    4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                         (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================


                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                 2.                                                                                       Deriv-    of
                 Conver-                     5.                                7.                         ative     Deriv-   11.
                 sion                        Number of                         Title and Amount           Secur-    ative    Nature
                 or                          Derivative     6.                 of Underlying              ities     Secur-   of
                 Exer-              4.       Securities     Date               Securities                 Bene-     ity:     In-
                 cise     3.        Trans-   Acquired (A)   Exercisable and    (Instr. 3 and 4)  8.       ficially  Direct   direct
                 Price    Trans-    action   or Disposed    Expiration Date    ----------------  Price    Owned     (D) or   Bene-
1.               of       action    Code     of(D)          (Month/Day/Year)             Amount  of       at End    In-      ficial
Title of         Deriv-   Date      (Instr.  (Instr. 3,     ----------------             or      Deriv-   of        direct   Owner-
Derivative       ative    (Month/   8)       4 and 5)       Date     Expira-             Number  ative    Month     (I)      ship
Security         Secur-   Day/      ------   ------------   Exer-    tion                of      Secur-   (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)     Code V    (A)   (D)     cisable  Date      Title     Shares  ity       4)        4)       4)
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

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
Explanation of Responses:





/s/ Cheryl L. Whalen, Power of Attorney (see attached)               01/10/02
------------------------------------------------------            --------------
      **Signature of Reporting Person                                  Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                               POWER OF ATTORNEY
                               -----------------

     Know all by these presents, that the undersigned hereby constitutes and appoints each of Gilbert J. Pomar, III and Cheryl L. Whalen, signing singly, the undersigned's true and lawful attorney-in-fact to:

     (1) execute for and on behalf of the undersigned, in the undersigned's capacity as a director of Jacksonville Bancorp, Inc. (the "Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9 day of January, 2002.



                                                          /s/ R.C. Mills
                                                          --------------
                                                              Director